SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 Amendment No. 1

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                        Interlink Computer Sciences, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                Delaware                                94-2990567
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                             47370 Fremont Boulevard
                            Fremont, California 94538
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

        Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                   Name of each exchange on which each
    to be so registered                        class is to be registered
    -------------------                   -----------------------------------
           None                                          None

        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of class)


                         -------------------------------
                                (Title of class)



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Item 1. Description of Securities to Be Registered.

         On February 28, 1998, Interlink Computer Sciences, Inc. (the "Registrant" or the "Company") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") in order to register preferred share purchase rights issuable in accordance with the terms of the Preferred Shares Rights Agreement (the "Rights Agreement"), dated as of February 25, 1998, between the Registrant and BankBoston, N.A., a national banking association, as rights agent ("BankBoston"). The Registration Statement is hereby incorporated by reference.

         On March 23, 1999, the Registrant and BankBoston entered into the First Amendment to Preferred Shares Rights Agreement (the "Amendment"), which amends the Rights Agreement as originally executed. A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The Rights
Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement." The Amended Rights Agreement is substantially the same as the Rights Agreement as originally executed, with the following principal exceptions:

Acquiring Person

         The Amended Rights Agreement provides that none of Sterling Software, Inc. ("Parent"), its subsidiaries, Affiliates or Associates, including Sterling Software (Southwest), Inc. ("Purchaser"), is, nor shall any of them be deemed to be, an Acquiring Person as defined in the Amended Rights Agreement by virtue of their acquisition, or their right to acquire, beneficial ownership of the Common Stock of the Company as a result of their execution of the Agreement and Plan of Merger dated March 23, 1999 among Parent, Purchaser and the Registrant (the "Merger Agreement"), the execution of the Stockholder Agreements (as defined in the Merger Agreement), the announcement of the Offer (as defined in the Merger Agreement), the consummation of the Offer, the consummation of the Merger (as defined in the Merger Agreement), or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Distribution Date

         The Amended Rights Agreement provides that a Distribution Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Section 13 Event

         The Amended Rights Agreement provides that a Section 13 Event shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Shares Acquisition Date

         The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Transaction

         The Amended Rights Agreement provides that a Transaction shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

Triggering Event

         The Amended Rights Agreement provides that a Triggering Event shall not occur by reason of the execution of the Merger Agreement, the execution of the Stockholder Agreements, the announcement of the Offer, the consummation of the Offer, the consummation of the Merger, or any other transaction contemplated by the Merger Agreement or the Stockholder Agreements.

         In all other material respects, the disclosure concerning the Rights and Rights Agreement as set forth in the Registration Statement is unchanged.

         The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

Item 2.           Exhibits

                  1. First Amendment dated March 23, 1999 to Preferred Shares Rights Agreement, dated as of February 25, 1998, between Interlink Computer Sciences, Inc. and BankBoston, N.A., a national banking association.

                              [Remainder of page intentionally left blank]



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  March 29, 1999                  Interlink Computer Sciences, Inc.

                                       By: /s/ Augustus J. Berkeley
                                           -------------------------------------
                                             Augustus J. Berkeley,
                                             President/Chief Executive Officer

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EXHIBIT INDEX

            Exhibit
              No.                           Exhibit
              ---                           -------
               1 First Amendment dated March 23, 1999 to Preferred Shares Rights Agreement, dated as of February 25, 1998, between Interlink Computer Sciences, Inc. and BankBoston, N.A., a national banking association.